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                                                                   Exhibit 12.1

                             School Specialty, Inc.
                       Ratio of Earnings to Fixed Charges
                             (Dollars in Thousands)

                                                                                                      Fiscal Year (1)
                                                 Three Months Ended    -----------------------------------------------------------
                                                   July 27, 2002        2002         2001         2000         1999          1998
                                                  -----------------     ----         ----         ----         ----          ----
Earnings
   Income before income taxes                          $39,959        $ 36,300     $ 21,006     $ 33,635     $ 17,615     $ 10,719
   Plus:
      Fixed charges                                      5,129          20,052       18,941       15,003       14,084        6,522
      Amortization of capitalized interest                  12              28            -            -            -            -
   Less interest capitalized during  period                  -             240            -            -            -            -
                                                 -----------------    ------------------------------------------------------------
                                                       $45,100        $ 56,140     $ 39,947     $ 48,638     $ 31,699    $  17,241
                                                 =================    ============================================================

Fixed Charges
   Interest (expensed or capititalized)                 $4,099        $ 15,964     $ 16,393     $ 12,767     $ 12,267     $  5,505
   Estimated portion of rent expense
     representative of interest                            633           2,519        1,958        1,661        1,349        1,017
   Amortization of deferred financing fees
                                                           397           1,569          590          575          468            -
                                                 -----------------    ------------------------------------------------------------
                                                        $5,129        $ 20,052     $ 18,941     $ 15,003     $ 14,084        6,522
                                                 =================    ============================================================
Ratio of earnings to fixed charges                         8.8             2.8          2.1          3.2          2.3         2.6
                                                 =================    ============================================================

(1) All fiscal years presented were 52 weeks, except for fiscal 2000, which had 53 weeks.